                                                               FILE NO. 33-65135
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED SEPTEMBER 1, 1995)
               (TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 1, 1995)
                            PROSPECTUS NUMBER: 1332


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                FIXED RATE NOTES




PRINCIPAL AMOUNT:         $50,000,000.00


TRADE DATE:               March 12, 1996


ORIGINAL ISSUE DATE:      March 15, 1996


MATURITY DATE:            March 17, 1997


INTEREST RATE:            5.56%


INTEREST PAYMENT DATES:   May 15th, November 15th, and maturity, subject to following business day convention.


OPTIONAL REPAYMENT DATES: N/A


INITIAL REDEMPTION DATE:  N/A





     Notwithstanding the provisions contained in the Prospectus Supplement dated March 29, 1994 attached hereto, interest rates offered by the Company with respect to the Notes may differ, among other reasons, depending upon the aggregate principal amount of Notes purchased in any single transaction. Merrill Lynch & Co., Inc. (the "Company") expects generally to distinguish, with respect to these offered rates, between purchases which are for less than, and purchases which are equal to or greater than, $1,000,000. These different rates may be offered concurrently at any time. The Company may also concurrently offer Notes having different variable terms (as are described herein or in any Prospectus Supplement) to different investors, and these different offers may depend upon whether an offered purchase is for an aggregate principal amount of Notes equal to or greater than, or for an amount less than $1,000,000.

     Additional Information: The first paragraph of the section "Incorporation of Certain Documents by Reference" contained in the attached prospectus, dated September 1, 1995, is hereby updated to specifically include reference to the Current Reports of Merrill Lynch & Co., Inc. Form 8-K dated September 19, 1995, October 17, 1995, November 2, 1995 and November 27, 1995 filed pursuant to
Section 13 of the Securities and Exchange Act of 1934 which are incorporated by reference into such Prospectus. In addition, the amount of Securities that the Company intends to sell from time to time specified on the first page of such Prospectus has been updated to equal $8,741,425,546 aggregate Principal amount of Debt Securities (or net proceeds in the case of warrants and in the case of securities issued at an original issue discount).

               The date of this Prospectus Supplement: March 12, 1996